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Exhibit (k)(6)

September 16, 2004

Mr. Mark Standish
Managing Director
Head of Global Financial Products
Royal Bank of Canada
One Liberty Plaza
New York, NY 10006

Re:
Purchase of Loan Portfolio

Gentlemen:

        All dollar amounts herein are United States dollars unless otherwise specified. This Agreement ("Agreement") will confirm that, subject to the terms and conditions herein, Royal Bank of Canada ("RBC") agrees to, and to cause its affiliates, including without limitation RBC Capital Partners (collectively with RBC, the "Seller") to, sell to, and Ares Capital Corporation (the "Buyer") or its assignee, agrees to buy, in exchange for:

  (i)
  the Cash Payment (as defined below),

  (ii)
  in respect of those revolving credit facilities (the "Revolving Credit Facilities") set forth on Exhibit A, the assumption of all unfunded revolver commitments including, for greater certainty, all indemnity obligations owed to an issuer of letters of credit outstanding as of the Sale Date, if any, and the assumption of all other obligations as a lender arising after the Sale Date (as defined below),

  (iii)
  the transfer or assignment (pursuant to an agreement reasonably satisfactory to the assignor and the Seller) to the Seller by each of Michael Arougheti, Robert deVeer and Michael L. Smith of each of their rights and interests in any RBC carried interest plan, including any rights relating to realizations of carried interest plan assets occurring between the date hereof and the Sale Date, and

  (iv)
  the assignment (pursuant to an agreement reasonably satisfactory to the assignor and the Seller) to the Seller by Carillon Capital Management, LLC (formerly known as MKM Investors, LLC) ("CCM") of all its rights and interest in the Investment Advisory Agreement made between CCM and the Seller as of May 3, 2004, (collectively (i) through (iv), the "Purchase Price"), all of Seller's right, title, and interest ("Seller's Interest") in and to the assets set forth on Exhibit A hereto (the "Assets"), including, without limitation, all of Seller's right, title, and interest in the benefit of all representations, warranties, covenants, agreements, and indemnities of the other parties to the documentation relating thereto, all voting, board observation or representation rights (if any) of Seller set forth therein, all principal, interest, dividends and other amounts payable thereunder from and after the Sale Date, all liens and collateral securing the Assets and all proceeds of the foregoing (collectively, the "Purchased Rights"), but excluding (a) any and all rights and obligations with respect to Seller's administrative agent functions, (b) any cash interest paid prior to the Sale Date and (c) Undelivered Assets (as hereafter defined).

        Other than the liabilities specifically set forth in (ii) above, Buyer is not assuming and is not liable for any obligations or liabilities of Seller arising prior to the Sale Date under the loan documents and other agreements relating to the Assets (the "Documents"), including, without limitation, any such obligations or liabilities arising from Seller's breach of any of its representations, warranties, covenants or agreements under the Documents, all of which unassumed obligations and liabilities shall remain the sole responsibility of Seller.

        In addition, as consideration for the purchase rights granted to the Buyer by the Seller under this Agreement, Buyer agrees to pay to the Seller on October 1, 2004, a fee of $250,000 (two hundred fifty thousand dollars) (the "Transaction Fee").

        The Buyer shall have the right at any time prior to the Expiration Time, by delivery to Seller of a written notice of exercise (the "Exercise Notice") to specify a date for closing (the "Sale Date") prior to the Expiration Time which (i) shall not be less than 5 (five) business days after delivery of the notice and (ii) shall not be earlier than September 30, 2004 unless the consummation of the BDC Offering is scheduled to close prior September 30, 2004. Seller agrees that if an Exercise Notice is given by 9:00 a.m. New York time on October 24, 2004, the Sale Date shall be October 29, 2004.

        Notwithstanding the foregoing, to the extent the Exercise Notice is delivered in connection with the BDC Offering, the Sale Date shall be the date of the consummation of the BDC Offering; provided that the Sale Date shall not be later than October 29, 2004.

        If no Exercise Notice is given by 9:00 a.m. New York time on Monday, October 24, 2004 (the "Expiration Time"), this Agreement will terminate in accordance with its terms.

        Buyer shall not be entitled to any refund of the Transaction Fee under any termination event.

        On the Sale Date, Buyer shall transfer to Seller, in immediately available funds, an amount (the "Cash Payment") equal to

  (a)
  The sum of

  (i)
  $148,409,000 (one hundred forty-eight million four hundred nine thousand dollars),

  (ii)
  the aggregate amount of the increase, if any, after July 31, 2004 in Seller's funded amounts under the Revolving Credit Facilities,

  (iii)
  the amount of any interest paid in kind rather than cash between October 1, 2004 and the Sale Date,

  (iv)
  without duplication with (iii) above, the amount of any accrued and unpaid dividends on the preferred shares issued by York Label Holding, Inc. (the "York Preferred Shares") and the amount of accrued and unpaid interest (since the relevant dates on which the last interest payments were received) on the Assets (excluding accrued interest in respect of Revolving Credit Facilities and Senior Term Loans for which there is a third-party agent) from July 31, 2004 through the Sale Date,

  (b)
  Less the sum of:

  (i)
  amounts received by the Seller in respect of any Assets, other than Undelivered Assets (as defined below) prior to the Sale Date in respect of any (A) principal (other than in respect of the Revolving Credit Facilities), (B) interest payments made to the Seller in respect of amounts which had been recorded as interest paid in kind as of October 1, 2004, (C) return of capital in respect of equity investments, and (D) dividends received after the date hereof and prior to the Sale Date; provided that, the maximum amount of adjustment to the Cash Payment under this clause (b)(i) in respect of any particular Asset is the cash payment ascribed thereto on Exhibit A under the column entitled "Unadjusted Book Value" plus the amount ascribed to such Asset on Exhibit B under the heading "Additional Ascribed Amount" (collectively, the "Cash Adjustment Amount");

  (ii)
  the Cash Adjustment Amount ascribed to any Asset, (A) for which any required consent to the transfer to Buyer from the issuer of the Asset, the administrative agent with respect thereto or any other person is not obtained prior to the Sale Date or (B) that has been sold by the Seller in connection with a disposition of the company to which the Asset relates (collectively the "Undelivered Assets");

    (iii)
    the aggregate amount of the decrease, if any, in Seller's funded amounts since July 31, 2004 under the Revolving Credit Facilities;

    (iv)
    the Transaction Fee; and

    (v)
    $250,000 times the percentage of which the Cash Adjustment Amount ascribed to the Undelivered Assets is of $150,658,000.

        The amount of the Cash Payment equal to $148,409,000 prior to any adjustments under clauses (a)(ii)-(iv) and clauses (b)(i)-(iv) above is referred to herein as the "Unadjusted Cash Payment."

        The Buyer and Seller agree to amend Exhibit A to reflect the adjustments to the Unadjusted Cash Payment required by this Agreement as of the Sale Date.

        For greater certainty, with respect to (b)(ii)(A) above, Buyer shall continue to seek to obtain consent to the transfer of any Undelivered Asset for a period of 60 days following the Sale Date. Upon receipt of such consent, Buyer shall notify Seller thereof and the date upon which the sale of such Asset is to occur which shall be deemed to be the "Sale Date" in respect of such Asset. The Buyer shall pay to Seller in immediately available funds, the portion of the Purchase Price with respect thereto determined as of the new Sale Date and the Buyer and Seller shall enter into a sale agreement in respect thereof as of such date.

        Buyer and Seller agree to work in good faith to determine the appropriate allocation to any particular Asset of the aggregate amounts under the heading "Additional Ascribed Amount" reflected on Exhibit B; provided that neither party shall be obligated to accept the other party's allocation. To the extent there is an Undelivered Asset, unless the parties otherwise agree, the Cash Payment shall be reduced by the Cash Adjustment Amount ascribed to such Asset determined on the basis of the allocation of the amounts under the heading "Additional Ascribed Amount" reflected in Exhibit B unless an agreement to the contrary is reached between the Buyer and Seller.

        Additionally, with respect to either or both of the Berkline/Benchcraft and Universal Trailer Corporation assets, it is agreed that prior to the Sale Date the parties will work in good faith to adjust the Cash Adjustment Amount ascribed thereto as appropriate to reflect either (i) the anticipated proceeds from pending sales of such Assets or (ii) the termination of such pending sales. If no such agreement can be reached, such Assets shall be deemed to be Undelivered Assets and the Cash Payment shall be adjusted as per the prior paragraph.

        For clarity, it is understood that accrued interest as of the Sale Date payable in respect of Revolving Credit Facilities and Senior Term Loans for which there is a third-party agent, will in accordance with the usual convention in respect of transfers of such assets, be paid or directed by the third-party agent to the Seller on the interest payment date immediately following the Sale Date.

        From and after the date on which the Buyer has filed a prospectus for a BDC offering that has been revised from its initial filing on April 21, 2004, Seller and Buyer shall (i) use commercially reasonable efforts to obtain, and shall cooperate with Buyer in any efforts it makes to obtain, all such consents and acknowledgment letters as promptly as practicable, (ii) enter into an agreement or series of agreements, as required by the documents governing each security and customary for transactions of this nature and size. The form of agreement used will be dictated by the documents governing each security, and if not required to be in said form, will be substantially in a form customary for transactions of this nature prepared by Buyer and reasonably acceptable to Seller. Such agreements or series of agreements shall be executed and delivered on or before the Sale Date and pursuant thereto, Seller shall, effective as of the Sale Date, sell and assign to Buyer all of Seller's Interest in the Purchased Rights.

        From and after the execution of this Agreement until the Expiration Time, Seller shall (i) enter into no agreement, arrangement or understanding with respect to any of the Assets or the Purchased Rights without Buyer's consent which may not be unreasonably withheld, (provided that nothing herein shall in any way restrict the Seller's ability to sell or otherwise dispose of any Asset in connection with a realization or recapitalization event led by the relevant equity sponsor; and, provided further that, if the Buyer does not provide its consent, the Seller may deem such Asset as an Undelivered Asset and the Cash Amount shall be adjusted as set out in this Agreement), (iii) immediately notify Buyer of any notice or inquiry it receives with respect to any of the Assets or the Purchased Rights, (iv) on reasonable notice and at reasonable times, afford Buyer and each and all of its officers, directors, employees, investment bankers, financial advisors, lenders, consultants and representatives full and free access to its personnel, properties, contracts, books and records, and all other documents and data relating to the Assets and the Purchased Rights, and (v) perform such further acts and execute such further documents and instruments as may be reasonably requested by Buyer in order to effectuate the transactions contemplated hereby.

        Seller acknowledges that Buyer will make disclosure of information as required by applicable law in connection with the BDC Offering and agrees (without in any way limiting the Seller's rights under the Buyer's indemnity provided for on page 7 hereof) (i) that such disclosure shall in no way violate or be deemed to violate any provision of this Agreement and, accordingly, (ii) to take no action or otherwise make any claim against Buyer for making such disclosure.

        Except as set out in the forgoing paragraph, Buyer agrees that until the time that Buyer becomes the holder of record for an Asset, Buyer shall keep confidential all information regarding such Asset and shall not disclose any such information to any other person, unless (i) Buyer complies with the confidentiality provisions contained in the credit agreement or other agreements between the investee company and the Seller relating to such Asset which have been delivered to the Buyer as of the date hereof, (ii) Buyer has obtained the prior written consent from the investee company under such Asset to the disclosure, or (iii) Buyer is compelled by a court of competent jurisdiction to make such disclosures.

        After the Sale Date, Buyer agrees to make available to the Seller information relating to the performance record of the Assets arising after the Sale Date ("Post Sale Information") provided that:

  (i)
  Buyer shall not be required to make available Post Sale Information if doing so would be contrary to applicable laws, rule, regulation or orders or would require Buyer to make public disclosure thereof under custom and practice in the industry or applicable securities laws;

  (ii)
  Seller will keep Post Sale Information confidential except for disclosures that are both (A) made in accordance with applicable securities laws and in a manner that would not require Buyer to make public disclosure thereof under custom and practice in the industry or applicable securities laws; and (B) made on a confidential basis to recipients that agree not to use the information for any purpose other than to evaluate an investment in Seller or one of its affiliates or a fund managed by it;

  (iii)
  Buyer may require certification from the Seller that Post Sale Information was used in accordance with the proviso in the preceding sentence; and

  (iv)
  Buyer shall not have any responsibility for any data, records, reports or other information comprising the performance record of the Assets.

        Seller hereby represents and warrants to Buyer that:

  (a)
  Seller has good title to and is the sole owner of the Purchased Rights, free and clear of all liens, charges, interests, options, security interests, encumbrances, claims, or defects;

  (b)
  None of the Purchased Rights are subject to any prior assignment, conveyance, transfer or participation or agreement to assign, convey, transfer or participate, in whole or in part, except pursuant to this Agreement;

  (c)
  Seller has all requisite power and authority to execute and deliver, and to perform all of its obligations under, this Agreement and such execution, delivery and performance do not (i) violate any law, rule, regulation, order, writ or judgment or any of Seller's charter documents, (ii) require any authorizations, consents, or approvals from, registrations with, or notices to, any court, governmental agency or any other person, or (iii) result in the creation of any lien, charge, interest, option, security interest, encumbrance, claim, or defect upon the Purchased Rights;

  (d)
  Seller is not in breach or default of any of its obligations under the Documents;

  (e)
  To the Seller's knowledge, no other party is in breach or default of any of its obligations under the Documents, provided that, in this Agreement, "knowledge" shall mean the actual knowledge without due inquiry of the employees of RBC Capital Partners, a division of RBC;

  (f)
  Seller has not engaged in any acts or omissions that would result in any portion of the Purchased Rights being subordinated, void, avoided, disallowed, reduced, expunged, or subject to setoff, recoupment, counterclaim, or any other defense, or that would result in Buyer receiving, in the aggregate, a proportionately smaller distribution, later distribution, or less favorable treatment in respect of the Purchased Rights than the distributions or treatment received by any other participant in the Assets;

  (g)
  To the Seller's knowledge, the Seller is not an "insider," as that term is defined in Section 101 of the United States Bankruptcy Code, with respect to any of the issuers who have issued loans that make up a portion of the Assets;

  (h)
  This Agreement is legal, valid and binding upon Seller in accordance with its terms; and

  (i)
  Seller is a sophisticated institutional investor that is an "accredited investor" within the meaning of Rule 501 under the U.S. Securities Act of 1933, as amended.

        Seller otherwise makes no other representations or warranties including any implied representations or warranties.

        The Buyer acknowledges that it has conducted, to the extent it deemed necessary, an independent investigation of such matters, and has had the opportunity to receive such information and documents as, in its judgment, are necessary for it to make an informed investment decision, and has not relied upon the Seller for any investigation or assessment to evaluate the transaction contemplated hereby.

        Buyer hereby represents and warrants to Seller that:

  (a)
  As of the date hereof, Buyer intends to diligently and in good faith seek to complete its BDC Offering.

  (b)
  Buyer has all requisite power and authority to execute and deliver, and to perform all of its obligations under, this Agreement and such execution, delivery and performance do not (i) violate any law, rule, regulation, order, writ or judgment or any of Buyer's charter documents or (ii) require any authorizations, consents, or approvals from, registrations with, or notices to, any court, governmental agency or any other person;

  (c)
  This Agreement is legal, valid and binding upon Buyer in accordance with its terms; and

  (d)
  As of the Sale Date, Buyer will be a sophisticated institutional investor that is an "accredited investor" within the meaning of Rule 501 under the U.S. Securities Act of 1933, as amended.

        Buyer otherwise makes no other representations or warranties including any implied representations or warranties.

        Buyer shall indemnify Seller from and against all actual losses, liabilities, damages, judgments, settlements and expenses incurred by Seller that arise out of any action, claim, suit or proceeding by any of the issuers of the Assets alleging a breach by Seller of its obligations to such issuer as a result of Buyer's disclosure of confidential information in the BDC Offering.

        Seller shall give Buyer prompt notice of any third-party claim that may give rise to any indemnification obligation under this Agreement, together with the estimated amount of such claim, and Buyer shall have the right to assume the defense (at Buyer's expense) of any such claim through counsel of Buyer's own choosing by so notifying Seller within 30 days of the receipt by Buyer of such notice from Seller. If Buyer assumes such defense, Seller shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Buyer, it being understood that Buyer shall control such defense. If Buyer chooses to defend or prosecute a third-party claim, Seller shall (i) cooperate in the defense or prosecution thereof, which cooperation shall include, to the extent reasonably requested by Buyer, the retention, and the provision to Buyer, of records and information reasonably relevant to such third-party claim, and making employees of Seller available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder and (ii) agree to any settlement, compromise or discharge of such third-party claim that Buyer may recommend and that, by its terms, discharges Seller from the full amount of liability in connection with such third-party claim. None of Seller nor any of its affiliates may settle or otherwise dispose of any claim for which Buyer may have a liability under this Agreement without the prior written consent of Buyer, which consent may be withheld in the sole discretion of Buyer. Buyer shall not be liable under this Agreement for any settlement, compromise or discharge effected without its consent in respect of any claim for which indemnity may be sought hereunder. Seller shall not take nor permit any of its affiliates to take any action the purpose or effect of which is to prejudice the defense of any claim subject to indemnification hereunder or to induce a third party to assert a claim subject to indemnification hereunder.

        Each party shall execute and deliver all further documents or instruments reasonably requested by the other party in order to effectuate the terms of this Agreement. Without limiting the foregoing, if Buyer purchases the Purchased Assets and Seller receives any payments, distributions, proceeds, or other amounts or items in respect of the Purchased Assets on or after the Sale Date to which Buyer is entitled, including cash, securities, obligations, or other property, Seller shall (i) accept and hold such payments, distributions, or proceeds on behalf of, for the sole benefit of, and in trust for Buyer and (ii) pay or deliver the same forthwith to Buyer in the same form received and, when necessary or appropriate, with the endorsement of Seller.

        This Agreement will be governed by and construed under the laws of the State of New York. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of New York, or, if it has or can acquire jurisdiction, in the United States District Court for New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

        Each of Seller and Buyer agrees that damages for any breach of this Agreement would be difficult to quantify and that, in addition to any and all other remedies at law or in equity, the non-breaching party shall be entitled to an injunction requiring specific enforcement of this Agreement and each of its terms without necessity of proving actual damages or posting a bond.

        The Buyer shall pay any assignment fees required under the documents by which the Assets are governed. Buyer and the Seller shall each pay 50% all transfer taxes, stamping fees and similar amounts (collectively "Transfer Amounts") which become due upon the sale of the Seller's Interest in the Assets to the Buyer (which, for greater certainty, shall not include income taxes payable by the Seller). However, if the aggregate Transfer Amounts exceed $200,000, either the Buyer or the Seller may, unless the other party agrees to pay the Transfer Amounts in excess of $200,000, elect to treat such Assets as Undelivered Assets but only to the extent necessary to reduce the aggregate Transfer Amounts below $200,000. The Assets to be selected as Undelivered Assets shall be subject to the agreement of the Seller and the Buyer failing which, the Asset with the highest amount of Transfer Amounts will be selected first and thereafter additional Assets will be selected in a descending order based on the amount of Transfer Amounts. The Cash Payment will be adjusted for such Undelivered Assets as set out in this Agreement.

        This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

        This Agreement may not be modified, waived, discharged, or terminated orally, but only by an instrument in writing signed by the parties hereto.

        Buyer may assign, in its sole discretion, any or all of its rights and interests hereunder to any direct or indirect affiliate of Buyer; provided, however that Buyer shall remain subject to the obligations hereunder in the event such affiliate fails to perform. Seller's obligations are not assignable without Buyer's consent, which may not be unreasonably withheld.

        If any provision of this Agreement shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

        Your signature below shall signify your agreement with the foregoing. Please sign two copies of this Agreement, retaining one for your files and returning the other copy to Ares Capital Corporation at the address indicated above.

Very truly yours,

ARES CAPITAL CORPORATION

By:	/s/ MICHAEL AROUGHETI
Name:	Michael Arougheti
Title:	President

Duly executed and agreed on September 16, 2004.

ROYAL BANK OF CANADA, on behalf of itself and each of its affiliates, including without limitation RBC Capital Partners

By:	/s/ MARK STANDISH
Name:	Mark Standish
Title:	Managing Director—Head, Global Financial Products

By:	/s/ ALAN R. HIBBEN
Name:	Alan R. Hibben
Title:	Chief Executive Officer—RBC Capital Partners

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  Exhibit (k)(6)